UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a–12

SYMPHONIX DEVICES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ Fee computed on table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

1)	Title of each class of securities to which transaction applies: N/A

2)	Aggregate number of securities to which transaction applies: N/A

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it is determined):

The fee is calculated at 1/50th of one percent of $2,300,000.00.

4)	Proposed maximum aggregate value of transaction: $2,300,000.00

5)	Total fee paid: $460.00

☐ Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[SYMPHONIX DEVICES LOGO]

SYMPHONIX DEVICES, INC.
2331 ZANKER ROAD
SAN JOSE, CALIFORNIA 95131-1107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 31, 2003

TO THE STOCKHOLDERS OF SYMPHONIX DEVICES, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Symphonix Devices, Inc., a Delaware corporation, will be held on January 31, 2003, at 9:00 a.m. local time, at our principal executive offices located at 2331 Zanker Road, San Jose, California 95131-1107, for the following purposes:

1.
To ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc., substantially in the form of Annex A attached to the accompanying Proxy Statement, including the liquidation and dissolution of Symphonix contemplated thereby.

2.	To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on December 2, 2002, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Kirk B. Davis
President and Chief Executive Officer

San Jose, California
January 21, 2003

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the Special Meeting?

A:	The following proposal will be voted on at the Special Meeting:

•
The proposal to be voted on is whether to ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc., referred to as “the plan of dissolution,” substantially in the form of Annex A attached to the accompanying Proxy Statement, including the liquidation and dissolution of Symphonix contemplated thereby.

Q:	What will happen if the plan of dissolution is ratified and approved?

A:
If the plan of dissolution is ratified and approved, we will file a certificate to dissolve Symphonix with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Principal Provisions of the Plan.”

Q:	When will stockholders receive any payment from our liquidation?

A:
Subject to stockholder ratification and approval of the plan of dissolution, we anticipate that an initial distribution of liquidation proceeds will be made to our stockholders sometime in 2003. Thereafter, as we liquidate our remaining assets and properties we will distribute available liquidation proceeds, if any, to stockholders as the Board of Directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation?

A:
As of September 30, 2002, we had approximately $4.6 million of cash, restricted cash and cash equivalents and our total liabilities on our balance sheet were approximately $3.6 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	Ongoing operating expenses

•	Expenses incurred in connection with extending our directors’ and officers’ insurance coverage

•	Expenses incurred in connection with the liquidation

•	Employee severance and related costs

•	Customer service obligations

•	Professional, legal and accounting fees

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but sales proceeds may be significantly lower than amounts recorded on the balance sheet as of September 30, 2002.

We currently estimate that the amount ultimately distributed to our stockholders would be in the range of $0.00 to $0.06 per share. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—General.”

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Symphonix to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q:	Can I change my vote after I have mailed my signed proxy?

A:
Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our President and Chief Executive Officer, Kirk B. Davis, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:	If my Symphonix shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:
A broker will vote Symphonix shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposal to ratify and approve the plan of dissolution is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against the proposal to ratify and approve the plan of dissolution. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Q:	Can I still sell my shares of Symphonix common stock?

A:
Yes. We expect that our common stock will continue to be listed on the Nasdaq SmallCap Market prior to the Special Meeting. However, we anticipate that we will request that our common stock be delisted from the Nasdaq SmallCap Market immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State, which (subject to stockholder ratification and approval of the plan of dissolution) we anticipate will occur on or around February 3, 2003. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

Q:	Who can help answer my questions?

A:
If you have any questions about the Special Meeting or the proposal to be voted on at the Special Meeting, or if you need additional copies of this Proxy Statement or copies of any of our public filings referred to in this Proxy Statement, you should contact our Investor Relations department at (408) 232-0710. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

SYMPHONIX DEVICES, INC.
2331 ZANKER ROAD
SAN JOSE, CALIFORNIA 95131

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 31, 2003

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Symphonix Devices, Inc. for use at our Special Meeting of Stockholders to be held on January 31, 2003 at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at our principal executive offices located at 2331 Zanker Road, San Jose, California 95131. Our telephone number at our principal executive offices is (408) 232-0710.

These proxy solicitation materials were mailed on or about January 21, 2003 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of the record date, December 2, 2002, are entitled to notice of and to vote at the Special Meeting. As of the record date, 35,858,824 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our President and Chief Executive Officer, Kirk B. Davis at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting. If a stockholder is not attending the Special Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to ratify and approve a plan of complete liquidation and dissolution of Symphonix, including the liquidation and dissolution of Symphonix contemplated thereby, will be presented. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Georgeson Shareholder to assist in distribution of proxy materials and solicitation of votes. We will pay Georgeson Shareholder approximately $9,000 for its services, plus reimbursement for certain out-of-pocket expenses.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matter. The proposal to ratify and approve the plan of complete liquidation and dissolution is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to ratify and approve the plan of complete liquidation and dissolution. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to stockholders, and the likelihood of stockholder value resulting from sale of certain of our significant assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL NO. 1

TO RATIFY AND APPROVE THE PLAN OF
COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors is proposing the plan of dissolution for ratification and approval by our stockholders at the Special Meeting. The plan was approved by the Board of Directors, subject to stockholder approval, on November 13, 2002. A copy of the plan of dissolution is attached as Annex A to this Proxy Statement. Certain material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

After ratification and approval of the plan of dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	preparing to make distributions to our stockholders;

•	complying with the Securities and Exchange Commission reporting requirements; and

•	completing tax filings.

Ratification and approval of the plan of dissolution by a majority of our stockholders will constitute approval of these activities by us.

As of September 30, 2002, we had approximately $4.6 million of cash, restricted cash and cash equivalents and our total liabilities on our balance sheet were approximately $3.6 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses of approximately $475,000 incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation;

•	employee severance and related costs;

•	customer service obligations; and

•	professional, legal and accounting fees.

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but sales proceeds may be significantly lower than amounts recorded on the balance sheet as of September 30, 2002.

We currently estimate that the amount ultimately distributed to our stockholders would be in the range of approximately $0.00 to $0.06 per share. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your ratification and approval of the plan of dissolution will also constitute your approval of any appointment and compensation of such trustees.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. Your ratification and approval of the plan of dissolution will constitute your approval of the payment of any such compensation.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION BE RATIFIED AND APPROVED.”

Background and Reasons for the Plan of Dissolution

From September 6, 2002 through November 13, 2002 our Board of Directors held a total of 5 meetings to explore and discuss our strategic alternatives. On November 13, 2002, our Board of Directors deemed advisable the liquidation and dissolution of Symphonix and adopted the plan of dissolution subject to stockholder approval. In reaching this decision, our Board considered that we have been unable to grow our quarterly revenues in the eight quarters since we received Food and Drug Administration approval to market our product in the United States. Revenues have remained constant each quarter at around $500,000 per quarter. The Board noted that adoption by audiologists, the key referral source for patient flow for our product was slow and was likely to continue to be slow. The Board also noted that the price of our product and overall procedure continued to be a significant issue relative to market adoption and that insurance coverage on a broad basis was unlikely.

Prior to the Board’s November 13, 2002 decision to pursue the liquidation and dissolution of Symphonix, the Board pursued strategic partnership opportunities and equity financing opportunities. In September 2002, we engaged an investment bank to assist in identifying and evaluating strategic alternatives, including the sale or merger of Symphonix. Between September 2002 and November 2002, the investment bank contacted multiple prospective strategic investors and merger partners, both domestic and international. During this time, management and members of our Board of Directors also contacted multiple potential financial investors. We were unsuccessful in locating a third party willing to enter into either a financing arrangement or a strategic business combination with us. After a careful review, the Board of Directors concluded on November 13, 2002 that, in light of the extensive efforts to locate an investment or strategic partner for us by both the investment bank and our management, it was unlikely that a financing or an acquisition or merger opportunity would become available to us. The Board also considered that after having reduced our expenses, including personnel earlier in 2002, we would not be able to reduce expenses and personnel further and still be able to sell and market our product. The Board concluded that reducing expenses and continuing operations was not a viable option. The Board also considered filing for protection under the U.S. Bankruptcy Code, but believed that bankruptcy would likely result in higher transaction costs and longer delays before potential distributions to stockholders than a dissolution. The Board believed that, based on the above, it was appropriate to initiate the dissolution process as soon as possible to maximize any potential monies to be distributed to stockholders by minimizing any additional costs and liabilities incurred if we continued our operations.

For these reasons, the Board of Directors concluded that our liquidation and dissolution would have the highest probability of returning the greatest current value to our stockholders.

Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to ratify and approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the plan of dissolution.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the plan of dissolution. Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value, if any, ultimately distributable to our stockholders. The actual nature and amount of all distributions will depend in part upon our ability to convert our remaining non-cash assets into cash. We may not be successful in selling our non-cash assets, in which case we may not generate meaningful cash, if any, to return to our stockholders.

The proceeds from any sales of our non-cash assets may be less than anticipated.

Sales of our non-cash assets will be made on terms approved by our Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell our various non-cash assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals and public market perceptions. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, many of our non-cash assets, particularly our intellectual property, will decline in value over time, and we may not be able to consummate the sale of these assets in time to generate meaningful value which could be returned to our stockholders.

We may not be able to settle all of our obligations to creditors.

We have current and future obligations to creditors. These include, without limitation, long-term contractual obligations associated with business agreements with customers, including certain product warranties, and other third parties. As part of the wind down process, we will attempt to settle our obligations with our creditors. We may not, however, succeed in doing so. If we cannot reach an agreement with a creditor concerning an obligation, that creditor may choose to bring a lawsuit against us. Any litigation could delay or even prevent us from completing the plan of dissolution. Moreover, amounts required to settle our obligations to creditors will reduce the amount of remaining capital available for distribution to stockholders.

We will continue to incur claims, liabilities and expenses which will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such distributions as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the litigation matter described above. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of dissolution is ratified and approved by our stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving Symphonix. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We do not expect to recognize any material revenue following the announcement of our intent to wind down.

Except for revenue resulting from the sale of our remaining inventory, we do not expect to recognize much, if any, additional revenue. Furthermore, it may be difficult to collect receivables now that we have announced our intent to wind down.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of certain of our current officers. The retention of Kirk B. Davis, Terence J. Griffin, Geoffrey R. Ball and certain other qualified personnel is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, we may provide retention incentives to certain executive officers, particularly Kirk B. Davis, our Chief Executive Officer, Terence J. Griffin, our Chief Financial Officer, and Geoffrey R. Ball, our Chief Technical Officer. See “—Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

Our stockholders could vote against the plan of dissolution.

Our stockholders could vote against the plan of dissolution. If we do not obtain stockholder ratification and approval of the plan of dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Among other things, a substantial majority of our employees will have been terminated, and customer relationships will have been severely strained. On November 14, 2002, we terminated all of our employees with the exception of our Chief Executive Officer, our Chief Financial Officer, our Chief Technical Officer, our Vice President of Clinical Affairs and our Controller. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with us if they have no confidence in our future.

Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law or our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through February 2003 and to obtain runoff coverage for an additional six years.

The Board of Directors may confer other benefits or bonuses to our employees and officers in recognition of their services to us based on the performance of such employees and officers, including performance during our liquidation process. The Board intends to set aside up to $100,000 as a retention bonus pool for our remaining employees, including our Chief Financial Officer, our Chief Technical Officer, our Vice President of Clinical Affairs and our Controller. In addition, pursuant to terms of his offer letter, upon our dissolution our Chief

Executive Officer is entitled to receive severance payments of approximately $450,000 - $500,000. Any severance payments will be offset against the principal and interest of approximately $275,000 owed by our Chief Executive Officer to us as of December 31, 2002 pursuant to a note payable.

As a result, our directors and executive officers generally could be more likely to vote to approve the plan of dissolution, including the liquidation and dissolution of Symphonix contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the plan of dissolution.

The plan of dissolution was adopted by the unanimous vote of the Board of Directors.

Principal Provisions of the Plan

We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after ratification and approval of the plan of dissolution by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The plan of dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

•
offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the Delaware General Corporation Law;

•
petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the Delaware General Corporation Law;

•
pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law.

If deemed necessary by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this Proxy Statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval and ratification of the plan of dissolution also will constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Contingent Reserves; Liquidation Trust.”

After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase preferred or common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” and “Final Record Date” below.

Following ratification and approval of the plan of dissolution by our stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving Symphonix. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the plan of dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder ratification and approval, to the extent permitted by the Delaware General Corporation Law. We will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for distributions to stockholders if the plan of dissolution is ratified and approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidation Trust.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder ratification and approval of the plan of dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Notwithstanding the above, following is a table showing management’s best estimate of cash proceeds and outlays and of our ultimate distribution to stockholders. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Range of Distribution to Stockholders
(In millions except Shares Outstanding and per share Amounts)

Cash, Cash Equivalents and Restricted Cash as of September 30, 2002	$4.6	$4.6

Estimated Range: Cash Proceeds and Outlays
Operating cash use October 2002 through December 2002	$(1.4)	$(1.4)
Operating cash use January 2003 through March 2003	$(0.5)	$(0.6)
Accounts Receivable	$0.2	$0.2
Inventory	$0.0	$0.7
Property and Equipment	$0.2	$0.8
Intellectual Property	$0.7	$1.5
Note Payable to Bank	$(0.6)	$(0.6)
Accounts Payable	$(0.3)	$(0.3)
Accrued Compensation	$(0.7)	$(0.7)
Revision Surgery\Warranty	$(0.3)	$(0.6)
Professional Fees (Attorneys, Accountants, Trustee, Other)	$(0.6)	$(0.7)
Directors and Officers Insurance	$(0.5)	$(0.5)
Retention Bonus	$(0.1)	$(0.1)
Termination of Marketing and Distribution Agreement	$(0.7)	$0.0

Estimated Range of Cash to Distribute to Stockholders	$0.0	$2.3

Shares Outstanding as of December 2, 2002	35,858,824	35,858,824

Estimated Range of Per Share Distribution	$0.00	$0.06

Sales of our Assets

The plan of dissolution contemplates the sale of all of our assets. Ratification and approval of the plan of dissolution will constitute approval, to the fullest extent permitted by law, by our stockholders of any such agreements and sales conducted by the Board of Directors or its appointed trustees. The plan of dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time. We will not sell any of our assets to any of our “affiliates” without first obtaining the approval of any such asset sale by our stockholders, excluding the votes of any such affiliate and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

The Board of Directors intends to have several key executives continue to actively market our remaining assets. We believe that there may be two potential categories of buyers interested in purchasing our assets. One category of potential buyers may be interested in only purchasing our intellectual property and a second category may be interested in purchasing all of our assets including our intellectual property, inventory, property and equipment.

If we are successful in selling our intellectual property only, then we believe it is unlikely we will realize much, if any, value from the selling of our other assets such as inventory and property and equipment. In addition, with this type of transaction, we believe that we would need to set aside a reserve to pay product warranty claims, including claims involving customers who must have our product surgically removed.

We believe that a buyer who agrees to purchase substantially all of our remaining assets will value our inventory and property and equipment at closer to the value we have assigned to these assets in our financial statements. We also believe that this type of buyer may assume all product warranty obligations including any surgical removal costs.

We believe that we need to retain a small number of key employees through no later than March 2003 to best manage the asset sale process and other key milestones such as our annual audit, filing our Report on Form 10-K for the Fiscal Year Ended December 31, 2001 and filing our tax returns for the year ended December 31, 2002. We anticipate that the key employees will include our Chief Executive Officer, Kirk B. Davis, our Chief Financial Officer, Terence J. Griffin, our Chief Technical Officer, Geoffrey R. Ball, our Vice President of Clinical Affairs, Deborah Arthur and our Controller, Rodney Fuhriman. The Board of Directors believes at or around the time of the completion of the key milestones, it would be appropriate to appoint a trustee to manage the ongoing affairs of the Company. The Board of Directors intends to appoint a trustee no later than March 2003 to manage the Company’s affairs through the liquidation process. The duties of the trustee will include the distribution of any liquidating dividends to stockholders, the maintenance of shareholder records, responding to requests from the state of Delaware, handling any issues related to our contingent liabilities and other duties as may be needed.

Conduct of Symphonix Following Adoption of the Plan

Following ratification and approval of the plan of dissolution by our stockholders, our activities will be limited to distributing our assets in accordance with the plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the plan of dissolution, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations. Following the ratification and approval of the plan of dissolution by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws, including for actions taken in connection with the plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of dissolution.

Reporting Requirements

Whether or not the plan of dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of dissolution is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the ratification and approval of the plan of dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, product warranty obligations, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve which we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders. Ratification and approval of the plan of dissolution by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

We may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•
the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” below.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

Our common stock is currently listed for trading on the Nasdaq Stock Market’s SmallCap Market. We anticipate that we will request that our common stock be delisted from Nasdaq on the final record date. We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date.

Thereafter, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Symphonix stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. This discussion does not constitute legal advice to any stockholder.

Federal Income Taxation of Symphonix.    After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of our Stockholders.    Amounts received by stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “Contingent Liabilities; Contingency Reserve; Liquidation Trust”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming such treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to Federal income tax, assuming that they are treated as liquidating trusts for Federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this Proxy Statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The ratification and approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of 18,983,948 shares of our common stock (approximately 53% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the plan of dissolution is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the record date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our current executive officers and each other individual who either served as our Chief Executive Officer or was one of our five most highly compensated executive officers during 2001, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of 35,858,824 shares of common stock outstanding as of the record date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the record date.

Beneficial Owner	Common Stock Beneficially Owned	Approximate Percentage Owned(1)
Entities Affiliated with J.P. Morgan Capital, L.P.(1) 60 Wall Street New York, NY 10260-0060	7,724,482	21.54%
Entities Affiliated with APAX Excelsior VI, L.P.(2) 445 Park Avenue, 11th Floor New York, NY 10022	7,974,482	22.24%
Siemens Audiologische Technik GmbH c/o Siemens Corporation 1301 Avenue of the Americas New York, NY 10014	2,026,062	5.65%
Adele C. Oliva(3) APAX Partners 445 Park Avenue, 11th Floor New York, NY 10022	8,034,482	22.37%
Martin Friedman(4) J.P. Morgan Partners 1221 Avenue of the Americas, 39th Floor New York, NY 10020-1080	7,784,482	21.67%
Roger Radke(5) Siemens Audiologische Technik GmbH Gebbertstr. 125 D91058 Erlangen, Germany	2,086,062	5.81%
B.J. Cassin(6)	1,259,966	3.50%
Kirk B. Davis(7)	1,291,659	3.49%
William D. Arthur III(8)(9)	700,000	1.91%
Terence J. Griffin(10)	370,000	1.02%
Deborah Arthur(11)	265,000	*
Geoffrey R. Ball(12)	170,000	*
Carlos Baez(13)	0	*
All directors and executive officers as a group (10 persons)(14)	21,961,651	56.55%

*	Less than 1%

(1)
Share number consists of 6,180,861 shares held by J.P. Morgan Capital, L.P. and 1,543,621 shares held by Sixty Wall Street Fund, L.P., which is an affiliate of J.P. Morgan Capital, L.P. No single individual has voting or investment power over the shares beneficially owned by J.P. Morgan Capital, L.P. or Sixty Wall Street Fund, L.P. Those powers are exercised under the direction of the board of directors of J.P. Morgan

Capital, L.P. and the managing members of Sixty Wall Street Fund, L.P., respectively. Martin Friedman, one of our directors, is a Vice President of J.P. Morgan Partners, L.P. J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P. are affiliates of a broker-dealer. The shares acquired by J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P. were acquired for investment purposes, in the ordinary course of business, and neither J.P. Morgan Capital, L.P. nor Sixty Wall Street Fund, L.P. has any agreements or understandings, directly or indirectly, with any person to distribute the shares. On December 3, 2002, J.P. Morgan Capital, L.P. sold 6,180,861 shares of our common stock and Sixty Wall Street Fund, L.P. sold 1,543,621 shares of our common stock.

(2)
Share number consists of 6,816,974 shares held by APAX Excelsior VI, L.P., 557,185 shares held by APAX Excelsior VI-A, C.V., 371,456 shares held by APAX Excelsior VI-B, C.V., and 228,867 shares held by Patricof Private Investment Club III, L.P., which are affiliates of APAX Excelsior VI, L.P. No single individual has voting or investment power over the shares beneficially owned by APAX Excelsior VI, L.P., APAX Excelsior VI-A, C.V., APAX Excelsior VI-B, C.V., or Patricof Private Investment Club III, L.P. Those powers are exercised under the direction of the board of directors of APAX Managers, Inc., the general partner of APAX Excelsior VI Partners, L.P., which in turn is the general partner of each of APAX Excelsior VI, L.P., APAX Excelsior VI-A, C.V., APAX Excelsior VI-B, C.V., and Patricof Private Investment Club III, L.P. Ms. Oliva, one of our directors, is a general partner of APAX Partners, L.P.

(3)
Includes 7,974,482 shares held by entities affiliated with APAX Excelsior VI, L.P. Ms. Oliva, a director of the company, is a general partner of APAX Partners, L.P. and disclaims beneficial ownership over these shares. Also includes options to purchase up to 60,000 shares exercisable within 60 days after December 2, 2002.

(4)
Includes 7,724,482 shares held by entities affiliated with J.P. Morgan Capital, L.P. Mr. Friedman, a director of the company, is a Vice President of J.P. Morgan Partners, L.P. and disclaims beneficial ownership over these shares. Also includes options to purchase up to 60,000 shares exercisable within 60 days after December 2, 2002. On December 3, 2002, J.P. Morgan Capital, L.P. sold 6,180,861 shares of our common stock and Sixty Wall Street Fund, L.P. sold 1,543,621 shares of our common stock.

(5)
Includes 2,026,062 shares held by Siemens Audiologische Technik GmbH. Mr. Radke, a director of the company, is managing director of Siemens Audiologische Technik GmbH and disclaims beneficial ownership over these shares. Also includes options to purchase up to 60,000 shares exercisable within 60 days after December 2, 2002.

(6)
Share number includes 646,329 shares held by Cassin Family Trust, 15,913 shares held for the benefit of Cassin Family Trust, 294,749 shares held by Cassin Family Partners, and 199,362 shares held by Robert S. Cassin Charitable Trust, which are affiliates of Cassin Family Trust. Mr. Cassin, one of our directors, holds voting and dispositive power over the shares held by Cassin Family Trust, Cassin Family Partners and Robert S. Cassin Charitable Trust. Also includes 910 shares held by Mr. Cassin and options directly owned by Mr. Cassin to purchase up to 102,703 shares exercisable within 60 days after December 2, 2002. On December 3, 2002, Cassin Family Trust sold 647,239 shares of our common stock, Cassin Family Partners sold 294,749 shares of our common stock, and Robert S. Cassin Charitable Trust sold 199,362 shares of our common stock.

(7)	Includes options to purchase up to 1,190,000 shares exercisable within 60 days after December 2, 2002.

(8)	William Arthur resigned from our Board of Directors effective as of December 6, 2002.

(9)	Includes options to purchase up to 700,000 shares exercisable within 60 days after December 2, 2002.

(10)	Includes options to purchase up to 370,000 shares exercisable within 60 days after December 2, 2002.

(11)	Consists of options to purchase up to 265,000 shares exercisable within 60 days after December 2, 2002.

(12)	Includes options to purchase up to 170,000 shares exercisable within 60 days after December 2, 2002.

(13)
Carlos Baez’s employment with Symphonix was terminated as of March 2002; however, he remains one of our four most highly compensated executive officers (other than our Chief Executive Officer) who were serving as executive officers at the end of our last completed fiscal year.

(14)	Includes options to purchase up to 2,977,703 shares exercisable within 60 days after December 2, 2002.

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and the four next most highly compensated executive officers in the fiscal year ended December 31, 2002 for services rendered in all capacities to us for the fiscal years indicated.

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Awards
		Salary	Bonus	Number of Securities Underlying Options
Kirk B. Davis President and Chief Executive Officer	2002 2001 2000	$302,077 291,500 281,061	$64,130 119,545 41,855	400,000 140,000 650,000
Terence J. Griffin Vice President of Finance and Chief Financial Officer	2002 2001 2000	192,585 181,172 134,307	34,819 35,256	150,000 150,000 220,000
Geoffrey R. Ball Vice President and Chief Technical Officer	2002 2001 2000	155,769 150,000 143,808	24,300 37,102 19,466	150,000 100,000 70,000
Deborah Arthur Vice President of Clinical Affairs	2002 2001 2000	165,769 160,000 154,389	26,400 38,526 47,665	150,000 100,000 70,000
Dennis S. Roy Vice President of Marketing	2002 2001	181,346 93,039	58,536	100,000 230,000

Certain Transactions

Transactions with Directors, Executive Officers and Others

In November 1999, Siemens Audiologische Technik GmbH, an entity affiliated with Roger Radke, a director, purchased 1,000,000 shares of our Common Stock for $5,000,000 in a first closing pursuant to a private placement consummated in connection with a marketing and distribution agreement entered into with us. In September 2000 in accordance with the marketing and distribution agreement, Siemens purchased an additional 1,026,062 shares of the Common Stock at a purchase price of $4.87 per share resulting in gross proceeds of $5,000,000.

As of December 31, 2002, Siemens owed us $158,000 under the marketing and distribution agreement. For the year ended December 31, 2002, Siemens paid us $786,000 under the marketing and distribution agreement, and we paid Siemens $184,858 under the supply agreement. The nature and terms of the original and revised marketing and distribution agreements, as well as a related supply agreement, with Siemens are as follows:

•	We entered into the marketing and distribution agreement in February 1999 and entered into the supply agreement in June 1999.

•
Under the marketing and distribution agreement, we agreed to conduct collaborative marketing efforts, and Siemens has exclusive distribution rights in Europe for our existing products and any future product introductions.

•
The marketing and distribution agreement has a term ending on December 1, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least 12 months’ notice. If we do not renew the marketing and distribution agreement, we are obligated to pay Siemens the equivalent of Siemens’ revenues with our products in Europe during the preceding twelve months.

•
The marketing and distribution agreement may also be terminated at any time if we are acquired at the option of: (i) us, with three month’s notice and payment to Siemens of $2 million or 100% of Siemens’ revenue in Europe with the Company’s products during the 12 months preceding the acquisition if the agreement is terminated between December 1, 2002 and December 1, 2004; or (ii) Siemens, if we are acquired by a manufacturer of acoustic hearing aids.

•
The marketing and distribution may also be terminated at the option of either party in the even of a material breach that is not cured within 30 days of notice of breach, or upon the insolvency or bankruptcy of either party.

•	Under the terms of the supply agreement, Siemens agreed to supply integrated circuits and software for use in our Soundbridge products.

•
The supply agreement has a term ending on September 30, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least three months’ notice. The supply agreement may also be terminated at any time in the event of a material breach that is not cured within 30 days of notice of breach.

On November 10, 2000, we issued an aggregate of 6,397,632 shares of our Common Stock to certain investors for a purchase price of approximately $26,000,000, which represented a per share price of $4.064. The purchase agreement, under which the shares were sold, provided for a purchase price adjustment that allowed the investors to calculate, one time prior to November 10, 2002, an adjusted per share purchase price equal to the average closing market price of our Common Stock as reported on the NASDAQ National Market for the 33 consecutive trading days immediately preceding the date of adjustment. Those investors participating in the adjustment would receive additional shares of Common Stock, for no additional consideration, equal to the difference between the number of shares which investor could have purchased based on the adjusted per share price at the investor’s original investment amount and the number of shares originally purchased.

On June 25, 2001, certain investors notified us that they were exercising their purchase price adjustment pursuant to the purchase agreement. All investors agreed to participate in the adjustment, and on July 12, 2001, we subsequently issued, for no additional consideration, an additional 14,336,020 shares to the investors based on an adjusted per share purchase price of approximately $1.254.

The investors in the transaction included three trusts of which B.J. Cassin, a director, is a trustee, as well as entities affiliated with J.P. Morgan Capital, L.P. and APAX Partners. In connection with this transaction, we agreed that our board of directors will nominate one individual designated by each of J.P. Morgan and APAX to our board of directors, and that our board of directors and management will vote all shares for which they hold proxies or otherwise entitled to vote in favor of these nominees. In addition, the investors agreed to vote all shares beneficially owned by them in favor of such nominees. Martin Friedman a nominee of J.P. Morgan, and Adele Oliva, a nominee of APAX, have been serving on the board of directors since the closing of the transaction.

We believe that these transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Other Matters

The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

Kirk B. Davis
President and Chief Executive Officer

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SYMPHONIX DEVICES, INC.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SYMPHONIX DEVICES, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Symphonix Devices, Inc., Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4.    The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7.    Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to January 31, 2005 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8.    After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9.    Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of the Plan shall constitute approval of such payments by the stockholders of the Company.

11.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

12.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.    Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.    The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

SYMPHONIX DEVICES, INC.

Special Meeting of Stockholders – January 31, 2003

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Kirk B. Davis and Terence J. Griffin, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Symphonix Devices, Inc. held of record by the undersigned at the close of business on December 2, 2002, at the Special Meeting of Stockholders to be held at 9:00 a.m., local time, on January 31, 2003, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the ratification and approval of the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc. The Board of Directors recommends a vote FOR each of the proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYMPHONIX DEVICES, INC.

Vote On Proposals

Please	mark your vote as indicated in this example: ☒

1.	To ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc.	FOR [_]	AGAINST [_]	ABSTAIN [_]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this proxy.

Signature [Please Sign Within Box]	Date	Signature (Joint Owners)	Date

Please provide any address changes below: